Exhibit A

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF WEST VIRGINIA
AT BECKLEY

In re MASSEY ENERGY CO. SECURITIES LITIGATION This Document Relates To: ALL ACTIONS.	) ) ) ) ) ) ) )	Civil Action No. 5:10-cv-00689-ICB CLASS ACTION The Honorable Irene C. Berger

[PROPOSED] ORDER GRANTING PRELIMINARY APPROVAL OF CLASS ACTION SETTLEMENT, APPROVING FORM AND MANNER OF NOTICE, AND SETTING DATE FOR HEARING ON FINAL APPROVAL OF SETTLEMENT

WHEREAS, as of February 5, 2014, Lead Plaintiff, the Commonwealth of Massachusetts Pension Reserves Investment Trust (“Lead Plaintiff”) and named plaintiff David Wagner (collectively “Plaintiffs”), on behalf of themselves and the proposed Settlement Class (as defined below), on the one hand, and Massey Energy Company (n/k/a Alpha Appalachia Holdings, Inc.) (“Massey” or the “Company”), Donald L. Blankenship, Baxter F. Phillips, Jr., Eric B. Tolbert, J. Christopher Adkins, Dan R. Moore, E. Gordon Gee, Richard M. Gabrys, James B. Crawford, Robert H. Foglesong, Stanley C. Suboleski and Lady Barbara Thomas Judge (collectively, the “Defendants”), and Alpha Natural Resources, Inc. (“ANR”), on the other hand, entered into a Stipulation and Agreement of Settlement (the “Stipulation”) in the above-titled litigation (the

“Action”), which is subject to review under Rule 23 of the Federal Rules of Civil Procedure and which, together with the exhibits thereto, sets forth the terms and conditions of the proposed settlement of the claims alleged in the Consolidated Amended Class Action Complaint for Violations of the Federal Securities Laws, filed on March 11, 2011, on the merits and with prejudice (the “Settlement”); and

WHEREAS, the Court has reviewed and considered the Stipulation and the accompanying exhibits; and
WHEREAS, the Settling Parties to the Stipulation have consented to the entry of this order; and
WHEREAS, all capitalized terms used in this order that are not otherwise defined herein have the meanings defined in the Stipulation;
NOW, THEREFORE, IT IS HEREBY ORDERED, this _______ day of ____________, _____ that:
1.    The Court has reviewed the Stipulation and preliminarily finds the Settlement set forth therein to be fair, reasonable and adequate, subject to further consideration at the Settlement Hearing described below.
2.    Pursuant to Rules 23(a) and (b)(3) of the Federal Rules of Civil Procedure, the Court hereby certifies, for the purposes of the Settlement only, the Settlement Class of: all Persons who purchased or otherwise acquired shares of the common stock of Massey Energy Company between February 1, 2008 and July 27, 2010, inclusive, and were damaged thereby. Excluded from the Settlement Class are: (i) Defendants; (ii) ANR; (iii) the officers and directors of Massey during the Class Period; (iv) all of Massey’s subsidiaries during the Class Period;

(v) members of the immediate families of any excluded Person; (vi) the legal representatives, heirs, successors or assigns of any excluded Person; (vii) any entity in which any Defendant or ANR has or had a controlling interest; and (viii) any Person who would otherwise be a Settlement Class Member but who properly excludes himself, herself, or itself by filing a valid and timely request for exclusion in accordance with the requirements set forth in the Notice.
3.    The Court finds and concludes that the prerequisites of class action certification under Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure have been satisfied for the Settlement Class defined herein and for the purposes of the Settlement only, in that:
(a)    the members of the Settlement Class are so numerous that joinder of all Settlement Class Members is impracticable;
(b)    there are questions of law and fact common to the Settlement Class Members;
(c)    the claims of Lead Plaintiff and Plaintiff Wagner are typical of the Settlement Class’s claims;
(d)    Lead Plaintiff, Plaintiff Wagner, and Co-Lead Counsel have fairly and adequately represented and protected the interests of the Settlement Class;
(e)    the questions of law and fact common to Settlement Class Members predominate over any individual questions; and
(f)    a class action is superior to other available methods for the fair and efficient adjudication of the controversy, considering that the claims of Settlement Class Members in the Action are substantially similar and would, if tried, involve substantially identical proofs and may therefore be efficiently litigated and resolved on an aggregate basis as a class action; the amounts of the claims of many of the Settlement Class Members are too small to justify the expense of individual actions; and it does not appear that there is significant interest among Settlement Class Members in individually controlling the litigation of their claims.
4.    Pursuant to Rule 23 of the Federal Rules of Civil Procedure, and for the purposes of the Settlement only, Lead Plaintiff and Plaintiff David Wagner are certified as Class Representatives for the Settlement Class. The law firms of Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP are appointed Class Counsel for the Settlement Class and James F. Humphreys & Associates L.C. is appointed Liaison Counsel for the Settlement Class.
5.    A hearing (the “Settlement Hearing”) pursuant to Rule 23(e) of the Federal Rules of Civil Procedure is hereby scheduled to be held before the Court on ________________, 2014, at __:____ _.m. for the following purposes:
(a)    to determine whether the proposed Settlement is fair, reasonable and adequate, and should be approved by the Court;
(b)    to determine whether the proposed Judgment as provided under the Stipulation should be entered, and to determine whether the release by the Settlement Class of the Released Claims, as set forth in the Stipulation, should be provided to the Defendant Released Parties;
(c)    to determine, for purposes of the Settlement only, whether the Settlement Class should be finally certified; whether Lead Plaintiff and Plaintiff Wagner should be finally certified as Class Representatives for the Settlement Class; whether the law firms of Labaton Sucharow LLP and Robbins Geller Rudman & Dowd LLP should be finally appointed as Class Counsel for the Settlement Class; and whether James F. Humphreys & Associates L.C. should be finally appointed as Liaison Counsel for the Settlement Class;

(d)    to determine whether the proposed Plan of Allocation for the proceeds of the Settlement is fair and reasonable and should be approved by the Court;
(e)    to consider Co-Lead Counsel’s application for an award of attorneys’ fees and expenses (which may include an application for an award to Lead Plaintiff for reimbursement of its reasonable costs and expenses directly related to its representations of the Settlement Class, pursuant to the Private Securities Litigation Reform Act of 1995 (“PSLRA”)); and
(f)    to rule upon such other matters as the Court may deem appropriate.
6.    The Court reserves the right to approve the Settlement with or without modification and with or without further notice to the Settlement Class of any kind. The Court further reserves the right to enter the Judgment regardless of whether it has approved the Plan of Allocation or awarded attorneys’ fees and/or expenses. The Court may also adjourn the Settlement Hearing or modify any of the dates herein without further notice to members of the Settlement Class.
7.    The Court approves the form, substance and requirements of the Notice and the Proof of Claim, substantially in the forms annexed hereto as Exhibits 1 and 2, respectively.
8.    The Court approves the retention of A.B. Data, Ltd. as the Claims Administrator. The Claims Administrator shall cause the Notice and the Proof of Claim, substantially in the forms annexed hereto, to be mailed, by first-class mail, postage prepaid, on or before ten (10) business days after entry of this Preliminary Approval Order (“Notice Date”), to all Settlement Class Members who can be identified with reasonable effort. Massey and ANR, to the extent they have not already done so, shall use their best efforts to obtain and provide to Co-Lead Counsel, or the Claims Administrator, no later than five (5) business days after entry of this

Preliminary Approval Order, transfer records in electronic searchable form containing the names and addresses of purchasers of the common stock of Massey during the Class Period.
9.    The Claims Administrator shall use reasonable efforts to give notice to nominee purchasers such as brokerage firms and other Persons who purchased or otherwise acquired the common stock of Massey during the Class Period as record owners but not as beneficial owners. Such nominee purchasers are directed, within seven (7) calendar days of their receipt of the Notice, to either (i) provide the Claims Administrator with lists of the names and last known addresses of the beneficial owners, and the Claims Administrator is ordered to send the Notice and Proof of Claim promptly to such identified beneficial owners by first-class mail, or (ii) request additional copies of the Notice and Proof of Claim from the Claims Administrator, and within seven (7) calendar days of receipt of such copies send them by first-class mail directly to the beneficial owners. Nominee purchasers who elect to send the Notice and Proof of Claim to their beneficial owners shall also send a statement to the Claims Administrator confirming that the mailing was made as directed. Additional copies of the Notice and Proof of Claim shall be made available by the Claims Administrator to any record holder requesting them for the purpose of distribution to beneficial owners, and such record holders shall be reimbursed from the Settlement Fund, after receipt by the Claims Administrator of proper documentation, for their reasonable expenses actually incurred in sending the Notices and Proofs of Claim to beneficial owners.
10.    Co-Lead Counsel shall, at or before the Settlement Hearing, file with the Court proof of mailing of the Notice and Proof of Claim.
11.    The Court approves the form of the Summary Notice substantially in the form annexed hereto as Exhibit 3, and directs that Co-Lead Counsel cause the Summary Notice to be published in The Wall Street Journal and to be transmitted over PR Newswire within fourteen (14) calendar days of the Notice Date. Co-Lead Counsel shall, at or before the Settlement Hearing, file with the Court proof of publication of the Summary Notice.
12.    The form and content of the notice program described herein, and the methods set forth herein of notifying the Settlement Class of the Settlement and its terms and conditions, meet the requirements of Rule 23 of the Federal Rules of Civil Procedure, Section 21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. § 78u-4(a)(7), as amended by the PSLRA, and due process, constitute the best notice practicable under the circumstances, and shall constitute due and sufficient notice to all Persons entitled thereto.
13.    In order to be eligible to receive a distribution from the Net Settlement Fund, in the event the Settlement is effected in accordance with the terms and conditions set forth in the Stipulation, each Settlement Class Member shall take the following actions and be subject to the following conditions:
(a)    A properly executed Proof of Claim, substantially in the form annexed hereto as Exhibit 2, must be submitted to the Claims Administrator, at the address indicated in the Notice, and postmarked no later than 120 calendar days after the Notice Date. Such deadline may be further extended by Court order or by Lead Plaintiff in its discretion. Each Proof of Claim shall be deemed to have been submitted when postmarked (if properly addressed and mailed by first-class or overnight mail, postage prepaid) provided such Proof of Claim is actually received prior to the filing of a motion for an order of the Court approving distribution of the Net Settlement Fund. Any Proof of Claim submitted in any other manner shall be deemed to have been submitted when it was actually received at the address designated in the Notice. Any Settlement Class Member who does not submit a Proof of Claim within the time provided for shall be barred from sharing in the distribution of the Net Settlement Fund, unless otherwise ordered by the Court, but shall remain bound by all determinations and judgments in this Action concerning the Settlement, as provided by paragraph 15 of this order.
(b)    The Proof of Claim submitted by each Settlement Class Member must satisfy the following conditions, unless otherwise ordered by the Court: (i) it must be properly completed, signed and submitted in a timely manner in accordance with the provisions of the preceding subparagraph; (ii) it must be accompanied by adequate supporting documentation for the transactions reported therein, in the form of broker confirmation slips, broker account statements, an authorized statement from the broker containing the transactional information found in a broker confirmation slip, or such other documentation as is deemed adequate by Co-Lead Counsel; (iii) if the Person executing the Proof of Claim is acting in a representative capacity, a certification of that Person’s current authority to act on behalf of the Settlement Class Member must be included in the Proof of Claim; and (iv) the Proof of Claim must be complete and contain no material deletion or modification of any of the printed matter contained therein and must be signed under penalty of perjury.
(c)    As part of the Proof of Claim, each Settlement Class Member shall submit to the jurisdiction of the Court with respect to the claim submitted.
14.    Any Settlement Class Member may enter an appearance in this Action, at his, her or its own expense, individually or through counsel of his, her or its own choice. If any Settlement Class Member does not enter an appearance, he, she or it will be represented by Co-Lead Counsel.
15.    Settlement Class Members shall be bound by all orders, determinations and judgments in this Action concerning the Settlement, whether favorable or unfavorable, unless such Persons request exclusion from the Settlement Class in a timely and proper manner, as hereinafter provided. A putative Settlement Class Member wishing to make such an exclusion request shall mail the request in written form by first-class mail to the address designated in the Notice for such exclusions, such that it is received no later than twenty-one (21) calendar days prior to the Settlement Hearing. Such request for exclusion must state the name, address and telephone number of the Person seeking exclusion, must state that the sender requests to be “excluded from the Settlement Class in In re Massey Energy Co. Sec. Litig., No. 5:10-cv-00689 (S.D. W.V.)” and must be signed by such Person. Such Persons requesting exclusion are also required to state the information requested in the Notice, including, but not limited to: the date(s), price(s), and number(s) of shares of all purchases, acquisitions, and sales of Massey common stock during the Class Period, and the amount of holdings of these securities. The request for exclusion shall not be effective unless it provides all of the required information in the manner set forth above, and is made within the time stated above, or the exclusion is otherwise accepted by the Court.
16.    Putative Settlement Class Members requesting exclusion from the Settlement Class shall not be eligible to receive any payment out of the Net Settlement Fund as described in the Stipulation and Notice.
17.    The Court will consider any Settlement Class Member’s objection to the Settlement, the Plan of Allocation, and/or the application for an award of attorneys’ fees or expenses only if such Settlement Class Member has served by hand or by mail his, her or its written objection and supporting papers such that they are received on or before twenty-one (21) calendar days before the Settlement Hearing, upon Co-Lead Counsel’s designee: Joel H. Bernstein, Labaton Sucharow LLP, 140 Broadway, New York, NY 10005; and Defendants’

Counsel’s designee: Mitchell A. Lowenthal, Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, NY 10006, and has filed said objections and supporting papers with the Clerk of the United States District Court for the Southern District of West Virginia, Robert C. Byrd U. S. Courthouse, 110 North Heber Street, Room 119, Beckley, WV 25801. Any Settlement Class Member who does not make his, her, or its objection in the manner provided for in the Notice shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to any aspect of the Settlement, to the Plan of Allocation, or to the request for attorneys’ fees and expenses, unless otherwise ordered by the Court, but shall otherwise be bound by the Judgment to be entered and the releases to be given. Attendance at the Settlement Hearing is not necessary; however, Persons wishing to be heard orally in opposition to the approval of the Settlement, the Plan of Allocation, and/or the application for an award of attorneys’ fees and other expenses are required to indicate in their written objection their intention to appear at the hearing. Persons who intend to object to the Settlement, the Plan of Allocation, and/or the application for an award of attorneys’ fees and expenses and desire to present evidence at the Settlement Hearing must include in their written objections the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the Settlement Hearing. Settlement Class Members do not need to appear at the Settlement Hearing or take any other action to indicate their approval.
18.    Pending final determination of whether the Settlement should be approved, Plaintiffs, all Settlement Class Members, and each of them, and anyone who acts or purports to act on their behalf, shall not institute, commence or prosecute any action that asserts Released Claims against the Defendant Released Parties.

19.    As provided in the Stipulation, prior to the Effective Date, Co-Lead Counsel may pay the Claims Administrator the reasonable fees and costs associated with giving notice to the Settlement Class and the review of claims and administration of the Settlement out of the Settlement Fund without further approval from Defendants or ANR and without further order of the Court.
20.    All papers in support of the Settlement, Plan of Allocation, and Co-Lead Counsel’s request for an award of attorneys’ fees and expenses shall be filed with the Court and served on or before thirty-five (35) calendar days prior to the date set for the Settlement Hearing. If reply papers are necessary, they are to be filed with the Court and served no later than seven (7) calendar days prior to the Settlement Hearing.
21.    The passage of title and ownership of the Settlement Fund to the Escrow Agents in accordance with the terms and obligations of the Stipulation is approved. No Person who is not a Settlement Class Member or Co-Lead Counsel shall have any right to any portion of, or to any distribution of, the Net Settlement Fund unless otherwise ordered by the Court or otherwise provided in the Stipulation.
22.    All funds held in escrow shall be deemed and considered to be in custodia legis of the Court, and shall remain subject to the jurisdiction of the Court until such time as such funds shall be disbursed pursuant to the Stipulation and/or further order of the Court.
23.    Neither Defendants, ANR, nor their counsel shall have any responsibility for the Plan of Allocation or any application for attorney’s fees or expenses submitted by Co-Lead Counsel or Lead Plaintiff, and such matters shall be considered separately from the fairness, reasonableness and adequacy of the Settlement.

24.    If the Settlement fails to become effective as defined in the Stipulation or is terminated, then, in any such event, the Stipulation, including any amendment(s) thereof, except as expressly provided in the Stipulation, and this Preliminary Approval Order shall be null and void, of no further force or effect, and without prejudice to any Settling Party, and may not be introduced as evidence or used in any action or proceeding by any Person against the Settling Parties, and the Settling Parties shall be deemed to have reverted to their respective litigation positions in the Action as of December 4, 2013.
25.    The Court retains exclusive jurisdiction over the Action to consider all further matters arising out of or connected with the Settlement.

Dated: _________________, _____	____________________________________ Honorable Irene C. Berger UNITED STATES DISTRICT JUDGE

13